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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this Registration Statement on Form S-4 (File
No. 333-    ) of our report dated February 20, 1996, on our audit of the financial statements of Congoleum Corporation for the year ended December 31, 1995. We also consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 1996, with respect to the financial statement schedule of Congoleum Corporation for the year ended December 31, 1995, included in the annual report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ PriceWaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 15, 1998